Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

between

GEUZEN BEHEER B.V.

ECART INVEST 1 B.V.

EDBERG INTERNATIONAL B.V.

and

HUDSON GROUP HOLDINGS B.V.

HUDSON HIGHLAND GROUP INC.

regarding

BALANCE ERVARING OP PROJECTBASIS B.V.

dated

19 July 2005

Kennedy Van der Laan

Amsterdam

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TABLE OF CONTENTS

1.	Sale and Purchase of Shares	6
2.	Purchase Price; Payment	6
3.	Calculation Escrow and Earn-Out Amounts	8
4.	Conditions precedent	10
5.	Closing	11
6.	Representations and warranties by Vendors	12
7.	Representations and warranties by Hudson and HHGI	13
8.	Warranty Breach	13
9.	Specific Indemnification	14
10.	Notice procedure	16
11.	Non-competition and non-solicitation	17
12.	Guarantee	17
13.	Hudson legal temps	18
14.	Confidentiality and joint press release	18
15.	Miscellaneous	19
16.	Governing Law and Forum	21

SCHEDULES

A	Definitions
1.2	Deed of Transfer
2.2	Purchase Price allocation
2.2(b)	Escrow Agreement
3.3(b)	Accounting Principles
4.1(a)	Vendor-Employee Agreements
6.1	Vendor Warranties
6.2(i)	Data room CD-ROM
6.2(ii)	Disclosure Letter
7.1	Hudson Warranties
7.2	HHGI Warranties
12.1	Bank guarantees Vendors
13	Hudson legal temp contracts

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ANNEXES TO SCHEDULE 6.1

4.1	Accounts
6.1	Assets
6.2	Leased Assets
7.1	Customers
8.1	Freelancers
9.1	Material Contracts
10.1	IPR
11.1	Management and supervisory boards
11.3	Employees
11.7	Sick and/or disabled Employees
11.8	Dismissals
11.9	Employment litigation
12.1	Pension plan
12.2	Pension plan participants
15.1	Judgements

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SHARE PURCHASE AGREEMENT

THE UNDERSIGNED:

1.	Geuzen Beheer B.V., a closed corporation with limited liability organised under the laws of the Netherlands, with its registered place of business at Borgerweg 2 in (2111 CG) Aerdenhout, the Netherlands, Trade Register no. 33229727 (“Geuzen”);

2.	Ecart Invest 1 B.V., a closed corporation with limited liability organised under the laws of the Netherlands, with its registered place of business at Javastraat 78 in (2585 AS) ‘s-Gravenhage, the Netherlands, Trade Register no. 27143549 (“Ecart”);

3.	Edberg International B.V., a closed corporation with limited liability organised under the laws of the Netherlands, with its registered place of business at Lentelaan 10 in (2103 AB) Heemstede, the Netherlands, Trade Register no. 34101129 (“Edberg”),

Geuzen, Ecart and Edberg hereinafter individually referred to as “Vendor” and collectively referred to as “Vendors”

4.	Hudson Group Holdings B.V., a corporation organised under the laws of the Netherlands, with its registered place of business at Amsteldijk 194 in (1079 LK) Amsterdam, the Netherlands, Trade Register no. 34126758 (“Hudson”),

5.	Hudson Highland Group Inc., a corporation organised under the laws of the state of Delaware, United States of America, with its principal place of business in New York, New York, United States of America (“HHGI”), a party to this Agreement solely for purposes of Sections 2.4, 7.2, 7.3, 12.2, 14, 15 and 16,

Vendors and Hudson hereinafter individually referred to as “Party” and collectively referred to as “Parties”

6.	Balance Ervaring op Projectbasis B.V., a closed corporation with limited liability organised under the laws of the Netherlands, with its statutory seat and registered offices in Amsterdam, the Netherlands, Trade Register no. 33229727 (“Company”), a party to this Agreement solely for purposes of Sections 3.4, 10.3(d), 13, 14, 15 and 16;

7.	Mr. R.A. van Zuydam (“Van Zuydam”), born on 29 August 1964 and residing in Aerdenhout, the Netherlands, a party to this Agreement solely for purposes of Sections 4.1(a), 11, 14, 15 and 16;

and

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8.	Mr. W.S. Lochtenberg (“Lochtenberg”), born on 23 August 1964 and residing in Heemstede, the Netherlands, a party to this Agreement solely for purposes of Sections 4.1(a), 11, 14, 15 and 16.

WHEREAS:

1.	Vendors jointly hold or, as of the Closing Date, will hold 100% of the issued and outstanding shares in the Company, consisting of 8,330 (eight thousand three hundred thirty) ordinary shares, each with a nominal value of NLG 100, numbered 1 through 8,330 (“Shares”);

2.	The Company holds or will hold before the Closing Date 100% of the issued and outstanding shares in Balance Financieel Management B.V., Balance Technisch Management B.V., Balance Public Management B.V. and Balance Juridisch Management B.V. (collectively, “Subsidiaries”);

3.	The Company and its Subsidiaries (i) are active primarily in the field of project and interim-management, whereby the Company and its Subsidiaries second their respective employees and contractors to customers in the fields of technical, financial, legal and public management and (ii) on an incidental basis provide recruitment services to customers (collectively, “Business”);

4.	Hudson is a member of a global consultancy firm engaged inter alia in the secondment of financial, legal and public management professionals;

5.	By letter of intent dated 7 April 2005, Vendors and HHGI have expressed a mutual interest in a transaction whereby HHGI will acquire, directly or indirectly, a 100% interest in the Company and thereby in each of the Subsidiaries;

6.	By letter dated 14 July 2005, the Parties have jointly satisfied their notification obligations under the Dutch Merger Code (“SER Fusiecode 2000”) with respect to the transaction contemplated by this Agreement;

7.	On 13 July 2005 Hudson requested and, as of the date of this Agreement, has received the positive advice of its Works Council with respect to the transaction contemplated by this Agreement;

8.	On 12 July 2005, the board of directors of HHGI resolved to approve the transaction contemplated by this Agreement;

9.	Notifications and applications with the Dutch Competition Authorities (Nederlandse Mededingsautoriteit) in connection with the conclusion or performance of this Agreement are not required under any Dutch statutory provisions;

10.	The Parties have since reached full and final agreement regarding the terms and conditions under which the Vendors will sell and Hudson will purchase the Shares.

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NOW	THEREFORE, the Parties hereby agree as follows:

1.	Sale and Purchase of Shares

1.1	Sale and Purchase

Subject to the terms and conditions set forth in this Agreement, Vendors hereby sell to Hudson and Hudson hereby purchases from Vendors the Shares. In the event that some but not all of the Vendors tender their Shares for sale and delivery to Hudson, Hudson shall have the right, but not the obligation, to accept such Shares.

1.2	Delivery

The delivery of the Shares by Vendors to Hudson shall be effectuated by virtue of the execution of the Deed of Transfer on the Closing Date. The Shares will be delivered to Hudson free from any and all Encumbrances and together with all rights attaching thereto.

1.3	Effective Date

It is agreed and understood between the Parties that all economic benefit to and risk for the Shares shall transfer from Vendors to Hudson with retroactive effect as of 1 January 2005. In variance with the preceding sentence, Vendors are entitled to declare and distribute on the Closing Date profits accrued in the Company up to a maximum amount of € 1,400,000 (one million four hundred thousand euro) (“Interim Dividend”), provided however that, on the Closing Date:

(a)	The working capital of the Company, calculated as the consolidated current assets minus the consolidated current liabilities, is at least equal to € 928,000 (nine hundred twenty-eight thousand euro) and

(b)	The consolidated cash balance of the Company is at least equal to € 700,000 (seven hundred thousand euro).

In the event of a shortfall in either or both of the foregoing amounts, the Interim Dividend shall be reduced euro-for-euro to match such shortfall.

2.	Purchase Price; Payment

2.1	Consideration

The Purchase Price for the Shares consists of:

(a)	The First Instalment in the amount of € 17,750,000 (seventeen million seven hundred fifty thousand euro);

(b)	The Escrow Amount in the maximum amount of € 3,000,000 (three million euro), to be calculated in conformance with Section 3.1; and

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(c)	An aggregate Earn-Out Amount for the Earn-Out Years in the maximum amount of € 4,250,000 (four million two hundred fifty thousand euro), to be calculated in conformance with Section 3.2.

2.2	Payment

The Purchase Price shall be paid by Hudson to Vendors pro rata parte their respective ownership of the Shares at Closing, as stated in Schedule 2.2. The payment shall take place as follows:

(a)	The First Instalment shall be deposited in cash by Hudson into the third-party account of the Civil Law Notary, for release to Vendors immediately following execution of the Deed of Transfer on the Closing Date;

(b)	Hudson shall deposit an amount of € 3,000,000 (three million euro) in cash with the Escrow Agent on the Closing Date, from which the Escrow Agent shall release no later than 45 (forty-five) calendar days (i) following the filing by HHGI of its Form 10-K with the U.S. Securities & Exchange Commission, in which the Hudson Accounts 2005 are incorporated or (ii) upon the occurrence of a Material Change to (A) Vendors the Escrow Amount calculated pursuant to Section 3.1 and (B) Hudson the difference, if any, between € 3,000,000 (three million euro) and the Escrow Amount calculated pursuant to Section 3.1, and otherwise in accordance with the Escrow Agreement attached hereto in the Agreed Form as Schedule 2.2(b); and

(c)	The Earn-Out Amount for each relevant Earn-Out Year shall be paid to Vendors no later than 45 (forty-five) calendar days (i) following the filing by HHGI of its Form 10-K with the U.S. Securities & Exchange Commission, in which the Hudson Accounts for the relevant Earn-Out Year are incorporated or (ii) upon the occurrence of a Material Change.

2.3	Accelerated Payment

In variance with Section 2.2(b) and 2.2(c), Hudson shall be required to pay immediately to Vendors the maximum Escrow Amount or, as the case may be, the maximum aggregate Earn-Out Amounts, following deduction of any such amounts already paid to Vendors, in the event and at the time:

(a)	Hudson shall dispose of all or a substantial part of the operations of the Company and the Subsidiaries or the Shares other than to a member of the HHGI Group; or

(b)	the Company and the Subsidiaries shall be involved in any merger with any member of the HHGI Group or any third party as a result of which the Company and its Subsidiaries can no longer operate on a stand-alone basis, whereby (i) such action cannot be deemed to be commercially reasonable in light of the market and economic conditions affecting the Company’s business or operations at that time or (ii) has the effect of decreasing the amount of the Escrow or the Earn-Out Amount, as the case may be; or

(c)	Hudson shall implement a material change to the ordinary and usual course of business as conducted by Vendors on the Closing Date, whereby (i) such change cannot be deemed to be commercially reasonable in light of the market and economic conditions affecting the Company’s business or operations at the time of such change or (ii) has the effect of decreasing the amount of the Escrow or the Earn-Out Amount, as the case may be

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(each, a “Material Change”). Sections 2.4 and 3.4 are applicable to a payment of the Purchase Price as a result of a Material Change.

2.4	Payment in HHGI common stock

The Earn-Out Amount may be paid, at the sole option of Hudson, in the form of cash, HHGI common stock, other HHGI securities or a combination thereof. In the event of payment (in whole or in part) in the form of HHGI common stock:

(a)	HHGI will use its commercially reasonable efforts to cause such common stock to be registered with the U.S. Securities and Exchange Commission, either at the time of payment or as soon as reasonably practicable thereafter;

(b)	The number of shares to be issued shall be calculated on the basis of:

(i)	The euro amount of the Earn-Out as calculated pursuant to Section 3.2;

(ii)	As converted into US dollars based upon the average daily exchange rate between the euro and the US dollar as reported in the Wall Street Journal (US edition) for each of the trading days in the Reference Period;

(iii)	Divided by the average closing price per share in US dollars as reported by the Nasdaq National Market for registered HHGI common stock on each of the trading days of the Reference Period.

(c)	HHGI shall indemnify each Vendor against any losses in respect of any non-compliance with applicable laws and regulation by HHGI in respect of any Earn-Out Amount being paid in HHGI common stock or other HHGI securities.

3.	Calculation Escrow and Earn-Out Amounts

3.1	Escrow Amount

The Escrow Amount shall be equal to: (i) € 3,000,000 (three million euro) if the Company’s 2005 EBITDA is greater than or equal to € 4,000,000 (four million euro); (ii) 3 (three) times the difference of the Company’s 2005 EBITDA minus € 3,000,000 (three million euro) if the Company’s 2005 EBITDA is greater than € 3,000,000 (three million euro) but less than € 4,000,000 (four million euro) or (iii) zero if the Company’s 2005 EBITDA is equal to or less than € 3,000,000 (three million euro). .

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3.2	Earn-Out Amounts

The Earn-Out Amount for each of the Earn-Out Years shall be equal to:

(a)	The difference, if any, between the EBITDA in the relevant Earn-Out Year and:

(i)	€ 4,188,000 (four million one hundred eighty-eight thousand euro) for Earn-Out Year 2005;
(ii)	€ 4,621,000 (four million six hundred twenty-one thousand euro) for Earn-Out Year 2006; and

(iii)	€ 4,954,000 (four million nine hundred fifty-four thousand euro) for Earn-Out Year 2007

(respectively, the “Delta”),

(b)	multiplied by 3 (three),

(c)	up to a maximum amount of:

(i)	€ 1,000,000 (one million euro) for Earn-Out Year 2005;

(ii)	€ 1,000,000 (one million euro) for Earn-Out Year 2006; and

(iii)	€ 2,250,000 (two million two hundred fifty thousand euro) for Earn-Out Year 2007,

Provided however that in the event that the Delta in any Earn-Out Year is zero or negative, the Earn-Out Amount for that Earn-Out Year shall be reduced to zero.

3.3	EBITDA Computation Principles

(a)	Solely for purposes of calculating the Escrow Amount as meant in Section 3.1, EBITDA 2005 shall be calculated taking into account the Company and the Subsidiaries on a stand-alone basis and its costs consistent with past practice as of the Closing Date, whereby the costs for the Deed of Transfer, as meant in Section 15.6 hereof, shall be eliminated from the EBITDA 2005 calculation.

(b)	All EBITDA amounts as meant in Sections 2 and 3 shall be calculated in conformance with (i) this Section 3 of the Agreement and (ii) US GAAP, whereby in the event of conflict among these accounting rules, the Agreement shall prevail over the US GAAP.

(c)	Insofar as the accounting rules as meant in subsection (b) hereof require the Company to record as a balance sheet asset or, as the case may be, a balance sheet liability arising from the UWV Claim, all such assets and liabilities have been and shall be eliminated from the calculation of EBITDA for the financial years 2004 through 2007.

3.4	Dispute resolution

In variance with Section 16.2, all disputes arising from or in connection with (i) the Purchase Price calculation as meant in Sections 2.1(b) or 2.1(c) or (ii) the Hudson Accounts shall be referred to Deloitte Touche (“Expert”). The Expert shall act as an expert and not as arbitrator and his

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decision shall be final and binding (bindend advies) on the Parties, save in the event of manifest error. The Expert shall further be at liberty to determine the nature of the procedure to be adopted, provided however that the Expert shall (i) base his determination on the (accounting) principles as stated in this Agreement and the Hudson Accounts, (ii) shall report his findings in writing and in the English language and (iii) shall include therein a reasonable substantiation thereof. Each Party shall provide reasonable cooperation and assistance to the experts, including but not limited to access to their respective books, records and advisors. The costs of the Expert shall be borne 50% by Hudson and 50% by Vendors.

In the event that a dispute arises from or in connection with the Purchase Price calculation as meant in Sections 2.1(b) or 2.1(c) the Company will grant Vendors unconditional and irrevocable permission to review the verification files (“controledossier”) of the accountants of the Company.

4.	Conditions precedent

4.1	Hudson conditions

Hudson shall not be obligated to consummate or effect the transactions contemplated by the Agreement unless and until each of the following conditions precedent (opschortende voorwaarden) has been satisfied on or before the Closing Date or waived by Hudson in accordance with Section 4.2.

(a)	Van Zuydam and Lochtenberg have entered into the Vendor-Employee Agreements with the Company in the Agreed Form attached hereto as Schedule 4.1(a), effective as of the Closing Date;

(b)	Termination of all credit agreements between the Company and/or its Subsidiaries and the ABN Amro Bank N.V. upon full and final settlement by the Company and its Subsidiaries of all their respective obligations thereunder;

(c)	Confirmation of the termination of all inter-company credit agreements, including but not limited to any subordinated loan agreements, between the Company and/or its Subsidiaries and Ecart and release by Ecart of all security interests granted in connection therewith; and

(d)	Consent by the lenders under HHGI’s Amended and Restated Loan and Security Agreement dated as of 25 June 2003 for the transactions contemplated under this Agreement.

4.2	In the event that one or more of the conditions precedent as meant in Section 4.1 is not fulfilled on the Closing Date, this Agreement shall automatically lapse by operation of law, unless said condition is waived by the Party or Parties in whose favour such condition has been stipulated. Any waiver shall be valid only if set forth in a written instrument signed by the relevant Party. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

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5.	Closing

5.1	Time and place of Closing

Subject to the terms and conditions of this Agreement, the consummation of the sale and purchase of the Shares shall take place on the Closing Date at the offices of the Civil Law Notary or at such other time and place as shall be agreed upon by the Parties.

5.2	Closing transactions

On the Closing Date, the following actions shall be taken in the sequence stated below:

(a)	Disposal by the Company of all its shares in Balance Search & Selectie B.V. under terms and conditions reasonably satisfactory to Hudson;

(b)	Acquisition by the Company of all issued and outstanding shares in each of the Subsidiaries, free of Encumbrances and under terms and conditions reasonably satisfactory to Hudson;

(c)	Acquisition by Edberg of legal and beneficial title to one or more of the Shares, free of Encumbrances and under terms and conditions reasonably satisfactory to Hudson;

(d)	Written confirmation of the satisfaction of the conditions precedent as meant in Section 4.1 or written waiver by Hudson of such satisfaction in accordance with Section 4.2;

(e)	Confirmation of receipt of the First Instalment by the Civil Law Notary;

(f)	Delivery of the Disclosure Letter as meant in Section 6.2;

(g)	Execution of the Escrow Agreement;

(h)	Deposit of the maximum Escrow Amount in accordance with Section 2.2(b);

(i)	Declaration and distribution of the Interim Dividend, in conformation with Section 1.3;

(j)	Execution of the Deed of Transfer;

(k)	Issue of Vendor Bank Guarantees in conformance with Section 12.1;

(l)	Execution of the Hudson legal temp transfer agreement as meant in Section 13; and

(m)	Release of the First Instalment by the Civil Law Notary to Vendors in accordance with Section 2.2(a).

5.3	Closing considered as a single transaction

It is agreed that all actions and transactions constituting the Closing shall be regarded as a single transaction so that, at the option of the Party having interest in the carrying out of an action or transaction, no action or transaction shall be deemed to have taken place unless all other actions and transactions shall have taken place as provided in this Agreement.

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6.	Representations and warranties by Vendors

6.1	Vendor Warranties

(a)	Vendors hereby jointly and severally represent and warrant (garandeert) to Hudson that each of the Warranties set out in Sections 1 through 3 and 5 through 17 of Schedule 6.1 is true and correct as of the date of this Agreement and the Closing Date, except as disclosed to Hudson pursuant to Section 6.2.

(b)	Vendors hereby jointly and severally represent and warrant (garandeert) to Hudson that each of the Warranties set out in Section 4 of Schedule 6.1 is true and correct as of the Accounts Date, except as disclosed to Hudson pursuant to Section 6.2.

(c)	Each of the Vendor Warranties shall be construed as a separate representation (garantie) and shall not be limited by the terms of any other Vendor Warranty, either expressly or by means of reference.

(d)	Vendors are not aware of any fact or circumstance relating to the affairs of the Company or its Subsidiaries, which has not been disclosed in this Agreement or the Schedules and Annexes hereto.

6.2	Vendor Disclosures

For purposes of Section 6.1, the following matters shall be deemed to have been disclosed by Vendors to Buyer:

(a)	The contents of this Agreement;

(b)	The contents of the data room, including the written questions asked by and on behalf of Hudson and the written answers provided on behalf of or by the Vendors as referred to in Schedule 6.2(i);

(c)	The Disclosure Letter attached hereto as Schedule 6.2(ii); and

(d)	Information that is in the public registers, being the trade register (handelsregister) of the Dutch Chamber of Commerce and the land register (kadaster), and can be reasonably recognised by Hudson as relevant to the transactions contemplated by this Agreement.

6.3	Breach of Vendor Warranty

The Parties hereby acknowledge and agree that any claim by Hudson based upon a breach of a Vendor Warranty (“Warranty Claim”) shall be subject to the provisions of Sections 8 and 10.

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7.	Representations and warranties by Hudson and HHGI

7.1	Hudson Warranties

Hudson hereby represents and warrants (garandeert) to Vendors that each of the Warranties set out in Schedule 7.1 is true and correct as of the date of this Agreement and the Closing Date.

7.2	HHGI Warranties

HHGI hereby represents and warrants (garandeert) to Vendors that each of the Warranties set out in Schedule 7.2 is true and correct as of the date of this Agreement and the Closing Date.

7.3	Breach of Hudson or HHGI Warranty

The Parties hereby acknowledge and agree that any claim by Vendors based upon a breach of a Hudson or HHGI Warranty shall be subject to the provisions of Section 10.

8.	Warranty Breach

8.1	General principle of compensation

(a)	In the event of a breach of any Vendor Warranty (“Warranty Claim”), Vendors shall be liable to Hudson or, at Hudson’s option, the Company or any of the Subsidiaries, for all damage incurred as a result of such breach in accordance with the provisions of this Section 8, notwithstanding any other relief to which Hudson or, at Hudson’s option, the Company or any of the Subsidiaries, may be entitled by law.

(b)	Damages shall include inter alia the costs incurred by Hudson and the Company or any of the Subsidiaries in preventing, limiting and/or determining the scope of damage and the reasonable costs incurred in obtaining satisfaction of its damages claim against Vendors, including reasonable attorneys’ fees.

(c)	The applicability of Book 7, Title 1 of the Netherlands Civil Code is hereby excluded.

8.2	Limitations in time

(a)	On the 6th (sixth) anniversary of the Closing Date for the Vendor Warranties as meant in clauses 1, 2 and 3 of Schedule 6.1;

(b)	On the 5th (fifth) anniversary of the Closing Date for the Vendor Warranties as meant in clause 13 of Schedule 6.1;

(c)	On 30 June 2007 for all other Vendor Warranties,

provided however that a Warranty Claim asserted by Hudson against Vendors in accordance with Section 10 within said time limitation shall not expire.

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8.3	Limitations in amount

(a)	The total liability of each Vendor for all Warranty Claims shall not exceed € 5,000,000 (five million euro) pro rata parte their respective ownership of the Shares at Closing, as stated in Schedule 2.2.

(b)	Hudson is not entitled to compensation for a Warranty Claim or Warranty Claims unless and until the aggregate face value for which Vendors would otherwise be liable under this Agreement exceeds € 250,000 (two hundred fifty thousand euro), in which event Hudson is entitled to compensation for the full amount thereof and not merely for the excess.

(c)	Hudson is not entitled to compensation for any individual Warranty Claim (or series of Warranty Claims arising out of substantially identical facts or circumstances) unless the face value of such Warranty Claim for which Vendors would otherwise be liable under this Agreement exceeds € 50,000 (fifty thousand euro).

8.4	The liability of Vendors for a Warranty Claim or Warranty Claims is limited by:

(a)	the amount of any tax or other saving that Hudson or the Company benefits from in connection with the circumstances that lead to the Warranty Claim or Warranty Claims;

(b)	the amount which is covered by a policy of insurance maintained by Hudson or the Company or any of the Subsidiaries; or

(c)	the amount that Hudson or the Company could reasonable receive from third parties in connection with the circumstances that lead to the Warranty Claim or Warranty Claims.

8.5	Notice

Hudson shall notify Vendors of a claim under this Section 8 in accordance with the procedure prescribed in Section 10.

9.	Specific Indemnification

9.1	General principles

(a)	Vendors shall jointly and severally hold the Company and each of the Subsidiaries harmless from any and all Damages suffered in relation to any of the third-party claims stated in this Section 9 (“Indemnification Claim”) to the extent that the claim is based on facts and circumstances arising from or related to the period prior to the Closing Date. For the avoidance of doubt, no provision of Section 8 shall apply to any Indemnification Claim, except as otherwise expressly stated in this Section 9.

(b)	For the purposes of this Section 9, “Damages” means (i) the amount of any compensation awarded to a third party pursuant to a claim as meant in this Section 9 and (ii) all actual costs incurred by Hudson, the Company and/or the Subsidiaries to prevent the institution of such a third party claim and prevent or limit Damages arising from such a claim, including any defense against such claim.

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(c)	The time limitation of Section 8.2(b) shall apply to the Indemnification Claims.

(d)	The total liability of each Vendor for all Indemnification Claims shall not exceed € 5,000,000 (five million euro) pro rata parte their respective ownership of the Shares at Closing, as stated in Schedule 2.2.

9.2	Employee litigation

Vendors shall hold the Company and each of the Subsidiaries harmless in respect of any claim asserted by the (former) employees Swaager, Moesker, Aarts, Hamans, Schotpoort and/or Salentijn related to the termination of their employment by the Company or its Subsidiaries.

9.3	Temporary salaried contractors

Vendors shall hold the Company and each of the Subsidiaries harmless in respect of any claim asserted by a former employee or an existing Employee arising from the re-qualification of the employment relationship as one of an unlimited duration.

9.4	Management agreement Van Zuydam

Vendors shall hold the Company and each of the Subsidiaries harmless in respect of any claim asserted by a Tax authority or the UWV arising from the re-qualification of the relationship between the Company and Geuzen on the basis of a management agreement as an employment relationship between the Company and/or any of the Subsidiaries and R.A. van Zuydam.

9.5	Taxes

Vendors shall hold the Company and each of the Subsidiaries harmless in respect of any Tax claim asserted by a Tax Authority:

(a)	Arising from the re-qualification of the relationship between a former freelancer or an existing Freelancer and the Company or one of the Subsidiaries as an employment relationship;

(b)	With respect to fixed allowances (onkostenvergoeding) and travel expenses (kilometer-vergoeding) paid to Employees and former employees of the Company or the Subsidiaries;

(c)	Insofar as the private use by Employees of computers made available thereto pursuant to the Company “PC privé plan” is deemed to be salary in kind (loon in natura);

(d)	For the recovery of input value-added tax erroneously deducted by the Company as a member of the VAT unity with the Subsidiary Balance Financieel Management BV; and

(e)	For failure by the Company and/or the Subsidiaries to comply with the new rules of the Value Added Tax Act on credit notes in case of incorrectly issued invoices;

(f)	Arising from the treatment of the leased office space in Rotterdam and/or Amsterdam as a VAT taxable office lease; and

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(g)	For any Tax arising from the satisfaction by Vendors of the condition precedent as meant in Section 4.1.

9.6	In the event of an Indemnification Claim under the Section 9, the procedure described in Section 10 shall apply.

10.	Notice procedure

10.1	Applicability

The following procedure is applicable to a Warranty Claim as meant in Section 8 and an Indemnification Claim as meant in Section 9. Except as otherwise stated below, the term “Claim” as used in this Section 10 shall mean both a Warranty and an Indemnification Claim.

10.2	Notice of Claim

Hudson shall notify Vendors of a Claim in writing as soon as reasonably possible and in any event within thirty Business Days of becoming aware of such a Claim. Said notice shall include all reasonable particulars of the facts related to such claim and an estimate of the likely amount of the damages which form the subject of the Claim. Failure to give such notice within such period shall not affect the rights of Hudson except to the extent that Vendors are actually prejudiced by such failure, in which event the amount of Vendors’ liability for the Claim shall be reduced to the extent of such prejudice.

10.3	Defence of Claim

(a)	The Parties shall fully cooperate in the defence of matters giving rise to a Claim and shall cause their respective Group companies to do the same. Such cooperation shall include the exchange of information and the granting of access to the relevant files and records of each Group.

(b)	Insofar as a Claim arises as a result of or in connection with (alleged) liability toward a third party and save as otherwise provided in subsection (c) hereof, Vendors shall at their sole discretion be entitled to dictate the conduct and control of the defence against such third party claim, following written notice to that effect to Hudson. Absent such notice, Hudson shall be exclusively entitled to conduct and control said defence.

(c)	Where the third party claim as meant in subsection (b) hereof pertains to a customer of the Company or any of its Subsidiaries, Hudson shall at its sole discretion be entitled to dictate the conduct and control of the defence against such third party claim, following written notice to that effect to Vendors. Absent such notice, Vendors shall be exclusively entitled to conduct and control said defence.

(d)	Irrespective of which Party is entitled to control the defence, the other Party shall nonetheless be entitled to participate in such defence through counsel of its own choosing and at its own expense, provided however that neither of the Parties nor the Company or its Subsidiaries shall admit liability, settle or otherwise compromise a third party claim without the prior written consent of all other parties.

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11.	Non-competition and non-solicitation

11.1	For a period of 2 (two) years following the Closing Date, each of (i) the Vendors, (ii) Van Zuydam and (iii) Lochtenberg (the “Principals”) hereby agree to refrain from directly or indirectly engaging in any activity which is competitive with or similar to the Business, including but not limited to:

(a)	The provision of any service or services offered or provided by the Company or any of its Subsidiaries as of the Closing Date; and

(b)	The direct or indirect participation in, management of or financing of any related or unrelated party to a Principal (other than as a passive investment), which party is engaged or shall engage in activities competitive with or similar to the Business.

11.2	The restrictions stated in Section 11.1 shall apply in the territory of the Netherlands.

11.3	For a period of 5 (five) years following the Closing Date, each of the Principals hereby agrees to refrain from directly or indirectly soliciting or enticing away from the Company and/or any of the Subsidiaries any former or existing customer, employee or freelancer of the Business.

11.4	Violation of either Section 11.1 or 11.3 is punishable by a fine (boete) immediately due and payable to Hudson or, at the sole option of Hudson, the Company or any of the Subsidiaries, without any judicial intervention required for the enforcement thereof, by each Vendor in the amount of (i) the maximum aggregate Earn-Out Amount, pro rata parte their respective ownership of the Shares at Closing as stated in Schedule 2.2, for each violation and (ii) € 50,000 (fifty thousand euro) per Vendor per day during which the violation continues, notwithstanding the right of Hudson and/or the Company and the Subsidiaries to any other relief permitted by law, including specific performance, injunctive relief and compensatory damages.

12.	Guarantee

12.1	Security Vendors

As security for the due and proper performance by Vendors of their respective obligations under this Agreement, including but not limited to the obligations arising from Sections 6, 8, 9 and 11, the Vendors shall cause a bank guarantee to be issued until the second anniversary of the Closing Date in the Agreed Form attached hereto as Schedule 12.1, in the total aggregate amount of € 2,500,000 (two million five hundred thousand euro).

12.2	Guarantee HHGI

As security for the due and proper performance by Hudson of its obligations under Section 2, HHGI hereby accepts joint and several liability vis-à-vis each Vendor for the payment of the Purchase Price by Hudson in accordance with Section 2.

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13.	Hudson legal temps

By separate agreement of an even date herewith, Hudson shall cause its wholly-owned subsidiary, Hudson Global Resources B.V., to assign to the Company or, at its option, one of its Subsidiaries, the customer, freelancer and employment contracts identified in Schedule 13.

14.	Confidentiality and joint press release

14.1	No disclosure proprietary information

Vendors agree to keep confidential and not to disclose to any third party any information regarding the financing, the working methods, the suppliers or the customers of the Company, any of the Subsidiaries or any of the Parties, or any other facts, circumstances or confidential information of the Company, any of the Subsidiaries or any of the Parties unless required by law, regulation or applicable stock exchange rule and, further, provided that such facts or circumstances:

(a)	have not been published or are ready available to the general public or are generally known in the industry in which the Business engages; or

(b)	are obtained from a third party in good faith and are not accompanied by an obligation of secrecy from such third party.

14.2	No disclosure Agreement

The Parties hereto agree to keep confidential the contents of the Agreement and all Schedules and Annexes attached hereto, and agree not to make any statements and/or release any press bulletins to any third party with respect to the subject matter hereof, without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld, unless required to do so by law, regulation or applicable stock exchange rule.

14.3	Breach

In the event of a breach or threatened breach under this Section 14 by a Party hereto, the other parties shall be entitled to seek appropriate injunctive relief and, in the event of breach, shall further be entitled to a penalty of € 25,000 (twenty five thousand euro) per breach, notwithstanding the right of the injured Party to recover actual damages or any other relief permitted under law, including specific performance.

14.4	Press release

Notwithstanding the provision of Section 14.2, Hudson and Ecart shall be entitled to issue a press release regarding the transactions contemplated by this Agreement, the contents and timing of which shall be coordinated by the Parties.

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15.	Miscellaneous

15.1	Notices

All notices, requests, demands and other communications to either Party hereunder shall be in writing (including facsimile transmission) and shall be given:

(a)	by registered mail return receipt requested to the appropriate address as set forth below; and

(b)	by simultaneous facsimile transmission (with confirmation) to the appropriate facsimile number set forth below:

(i)	if to Hudson, HHGI or the Company, to:

Hudson Europe
Ms. Christine Raynaud, President
147 Boulevard Haussman
75008 Paris, France
Fax +33 1 585 658 58

with copies to:

Hudson Highland Group Inc.
Mr. L. Williams, General Counsel
10 S. Wacker Drive
Chicago, Illinois 60606
U.S.A.
Fax +1 312 795 42 99

and to:

Ms. K. Kao
Kennedy Van der Laan
Haarlemmerweg 333
1051 LH Amsterdam, the Netherlands
Fax +31 20 550 6971

(ii)	if to Vendors, Van Zuydam or Lochtenberg to:

Mr. R.A. van Zuydam
Geuzen Beheer B.V.
Borgerweg 2
2111 CG Aerdenhout, The Netherlands
Fax +31 23 544 2305

with copy to:

Mr. C.N. Peijster
De Brauw Blackstone Westbroek
Burgerweeshuispad 301
1076 HR Amsterdam, The Netherlands
Fax +31 20 577 1758

15.2	Amendments and Waivers

No amendment to this Agreement shall be effective against any party hereto unless made in writing and signed by all parties to this Agreement. The failure of any party to insist upon strict adherence

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to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

15.3	Entire Agreement

This Agreement and the Schedules and Annexes hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties and the Company, oral and written, with respect to the subject matter hereof, including but not limited to the letter of intent as meant in preamble clause 5.

15.4	Counterparts

This Agreement shall be executed in 2 (two) counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

15.5	Survival of Representations, Warranties and Covenants

All representations, warranties and covenants contained in, or obligations imposed by, this Agreement, shall survive Closing and continue in full force and effect notwithstanding Closing, except those obligations to be performed on or prior to Closing but only to the extent that they have been so performed.

15.6	Fees and Expenses

Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement and ancillary documents. The costs of the Civil Law Notary for preparation and execution of the Deed of Transfer, including any registration costs, shall be borne by the Company.

15.7	Binding Nature

This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns.

15.8	Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

15.9	No conflict

Mr W. Bosse is a Civil Law Notary of Kennedy Van der Laan, the firm of external legal advisors to Hudson and HHGI. The parties hereto hereby acknowledge and consent to said involvement by

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the Civil Law Notary as meant in Article 22 of the “Professional Code of Conduct Directive” (Verordening beroeps- en gedragsregels) as last amended on 20 February 2002 as established by the Board of Royal Professional Organisation of Civil Law Notaries (Koninklijke Notariele Beroepsorganisatie).

15.10	Interpretation

(a)	Capitalized terms used in this Agreement shall have the meaning ascribed thereto in Schedule A.

(b)	References to “Sections” shall be to sections of this Agreement unless otherwise specifically provided.

(c)	The table of contents and the articles, sections, paragraphs and other headings used herein are for ease of reference only and shall not affect the interpretation of this Agreement or any of its provisions.

(d)	In this Agreement, unless the context otherwise dictates, all references to Schedules are to be construed as references to the Schedules to this Agreement.

16.	Governing Law and Forum

16.1	This Agreement, including all matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the Netherlands, without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the Netherlands applicable hereto.

16.2	Other than for the matters subject to Section 3.4, all disputes arising under or in connection with the Agreement shall be finally resolved by the court of competent jurisdiction seated in Amsterdam, the Netherlands.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Geuzen Beheer B.V.		Edberg International B.V.

/s/ R.A. van Zuydam		/s/ W.S. Lochtenberg
By:	R.A. van Zuydam	By:	W.S. Lochtenberg
Title:	Managing director	Title:	Managing director

Ecart Invest 1 B.V.		Balance Ervaring op Projectbasis B.V.

/s/ L.P.M. Zijerveld		/s/ R.A. van Zuydam
By:	L.P.M. Zijerveld	By:	R.A. van Zuydam
Title:	Managing director	Title:	Managing director

/s/ LPM Trace Bestuur B.V.		/s/ Geuzen Beheer B.V.
By:	LPM Trace Bestuur B.V.	By:	Geuzen Beheer B.V.
Title:	Managing director	Title:	Managing director

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Hudson Group Holdings B.V.		Hudson Highland Group Inc.

/s/ M.G. Schep		/s/ Jon Chait
By:	M.G. Schep	By:	Jon Chait
Title:	Managing director and attorney-in-fact	Title:	Chairman and Chief Executive Officer

/s/ C.J.L. Haynes
For:	C.J.L. Haynes
Title:	Managing director

Mr. R.A. van Zuydam		Mr. W.S. Lochtenberg

/s/ R.A. van Zuydam		/s/ W.S. Lochtenberg
By:	R.A. van Zuydam	By:	W.S. Lochtenberg

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SCHEDULE A

Definitions

Accounts	:	The audited consolidated balance sheet of the Company as per the Accounts Date and the profit and loss account with notes over the financial year ended on the Accounts Date

Accounts Date	:	31 December 2004

Adjusted EBITDA 2004	:	€ 4,188,000 (four million one hundred eighty-eight thousand euro)

Agreement	:	This Share Purchase Agreement including all Schedules and Annexes hereto

Assets	:	The assets identified in Annex 6.1

Back Office Employees	:	The persons identified in Part III to Annex 11.3 who are employed by the Company or the Subsidiaries

Benchmark	:	€ 3,000,000 (three million euro)

Business	:	As defined in preamble clause 3

Business Day	:	A day on which banks are generally open for business in Amsterdam, the Netherlands and Chicago, Illinois, U.S.A.

Closing	:	The consummation of the sale and purchase of the Shares on the Closing Date

Closing Date	:	17 August 2005

Civil Law Notary	:	Mr W. Bosse, Civil Law Notary, officiating in Amsterdam

Customers	:	The parties identified in Annex 7.1

Deed of Transfer	:	The agreed form of the deed of the Civil Law Notary for the delivery of legal title to the Shares attached hereto as Schedule 1.2

Delta	:	As defined in Section 3.2

Earn-Out Amount	:	As defined in Section 2.1(c)

Earn-Out Year	:	Each of the calendar years ending respectively on 31 December 2005, 31 December 2006 and 31 December 2007

EBITDA	:	The audited consolidated earnings of the Company before interest, taxes, depreciation and amortization, as calculated in conformance with the Accounting Principles

Employees	:	Collectively, Van Zuydam, Lochtenberg, the Back Office Employees, the Temporary Salaried Contractors and the Permanent Salaried Contractors

Encumbrances	:	Any limited right (beperkt recht), personal right (persoonlijk recht), option, lien, charge, pledge (pand), claim, restriction, right of usufruct (vruchtgebruik), easement (erfdienstbaarheid), long-term lease (erfpacht), mortgage (hypotheek), right of superfices (opstalrecht), pre-emptive right, retention of title (eigendomsvoorbehoud), security interest, attachment (beslag), or any similar or dissimilar encumbrance whatsoever

Escrow Agent	:	ABN Amro Bank N.V.

Escrow Amount	:	As defined in Section 2.1(b)

Escrow Agreement	:	The agreed form of agreement to be entered into between the Parties and the Escrow Agent attached hereto as Schedule 2.2(b)

Expert	:	The chartered accountant as meant in Section 3.4

First Instalment	:	As defined in Section 2.1(a)

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Freelancer	:	The persons and entities identified in Annex 8.1

Group	:	As defined in article 2:24b Dutch Civil Code

HHGI	:	Hudson Highland Group, Inc.

HHGI Warranties	:	The representations and warranties made by HHGI as defined in Section 7.2 and stated in Schedule 7.2

Hudson Accounts	:	The audited consolidated annual financial statements of HHGI

Hudson Business	:	The business as conducted by Hudson Global Resources B.V. on the Closing Date for the secondment of legal professionals to customers

Hudson Warranties	:	The representations and warranties made by Hudson as defined in Section 7.1 and stated in Schedule 7.1

Indemnification Claim	:	As defined in Section 9.1

Interim Dividend	:	As defined in Section 1.3

IPR	:	As defined in clause 10.1 of Schedule 6.1

Leased Assets	:	The assets identified in Annex 6.2

Licenses	:	As defined in clause 10.1 of Schedule 6.1

Lochtenberg	:	W.S. Lochtenberg

Material Change	:	As defined in Section 2.3

Material Contracts	:	The agreements identified in Annex 9.1

Negative Growth Year	:	A calendar year in which the EBITDA generated in that year is equal to or lower than the EBITDA generated in the preceding year

Pension	:	As defined in clause 12.1 of Schedule 6.1

Permanent Salaried Contractor	:	The Salaried Contractors with an employment contract of unlimited duration (arbeidsovereenkomst voor onbepaalde tijd), identified in Part I to Annex 11.3

Purchase Price	:	The aggregate of the First Instalment, the Escrow Amount and the Earn-Out Amounts

Reference Period	:	The 30 (thirty) trading days during which the Nasdaq National Market is open for trading, immediately preceding the second Business Day prior to the date of payment as meant in Section 2.2(c)

Salaried Contractor	:	The persons identified in Part I and II to Annex 11.3 who, as of the Closing Date, are employed by a Subsidiary for purposes of secondment to customers

Shares	:	As defined in preamble clause 1

Subsidiaries	:	As defined in preamble clause 2

Tax	:	All forms of taxes, taxation, fees, levies, duties, quotas, withholdings or any other assessments of any kind in any jurisdiction whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, payroll, social security and social insurance premiums, license, turnover, added value of other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, real estate (overdrachtsbelasting) and ground lease (erfpacht) taxes (whether imposed by way of a withholding or deduction for on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto due, payable, levied or imposed by any national, federal, state, provincial, municipal or other governmental authority in any relevant jurisdiction
Tax Agreement	:	As defined in clause 13.6 of Schedule 6.1

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Temporary Salaried Contractor	:	The Salaried Contractors with a fixed term employment contract (arbeidsovereenkomst voor bepaalde tijd), as identified in Part II to Annex 11.3

UWV	:	Uitvoeringsinstelling Werknemersverzekeringen

UWV Claim	:	The claim asserted by certain Subsidiaries against UWV before the Amsterdam District Court (docket nr. AWB 02/1803 CSV and AWB 02-1805 CSV) for recovery of social security premiums over the period 2001-2004

Van Zuydam	:	R.A. van Zuydam

Vendor-Employee Agreements	:	The employment agreements of R.A. van Zuydam and W.S. Lochtenberg in the form as attached hereto as Schedule 4.1(a)

Vendor Warranties	:	The representations and warranties made by Vendors as defined in Section 6.1 and stated in Schedule 6.1

Warranty Claim	:	As defined in Section 8.1(a)

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SCHEDULE 6.1

Vendor Warranties

1.	Authority Vendors

1.1	Each Vendor is duly organised and validly existing as a corporation under the laws of the Netherlands, with all requisite corporate power to enter into the Agreement and all related documents.

1.2	The Agreement and all related documents have been duly and validly executed and delivered by or on behalf of each of the Vendors and constitute binding obligations, and are enforceable against, each of the Vendors in accordance with their terms.

1.3	The execution by Vendors of the Agreement and all related documents does not violate any provision of their respective articles of association or material agreement to which any of the Vendors is a party.

2.	Company and Subsidiaries

2.1	Each of the Company and the Subsidiaries are duly organised and validly existing as corporations under the laws of the Netherlands. The Company has all requisite corporate power to enter into the Agreement and all related documents.

2.2	Neither the Company nor any of the Subsidiaries has been dissolved and no resolution to this effect has been adopted. None of the Company and the Subsidiaries is insolvent, in suspension of payments (surséance van betaling) or in a state of dissolution (ontbonden), nor has any resolution to that effect been adopted. No action has been taken and no request is pending to declare the Company or any of the Subsidiaries insolvent, bankrupt or dissolved, to obtain a moratorium or a suspension of payments to creditors and no person or party has been appointed as trustee (bewindvoerder or curator) over any or all of the assets of the Company or any of the Subsidiaries or liquidator (vereffenaar) of the Company or any of the Subsidiaries. There are no circumstances that could lead to or result in dissolution of the Company or any Subsidiary by court order including, without limitation, the circumstances set out in articles 2:19 through 2:21 of the Dutch Civil Code.

2.3	Neither the Company nor any of the Subsidiaries is party to a demerger (juridische splitsing) or a merger (fusie) within the meaning of Title 7 of Book 2 of the Dutch Civil Code. No board resolution has been taken to that effect, nor are there any other corporate proceedings pending with respect to such merger or demerger.

2.4	The complete and correct text of the articles of association of the Company and the Subsidiaries are the versions dated 16 August 2001 (Company), 28 June 2001 (BTM), 6 February 2003 (BFM), 16 August 2001 (BJM) and 2 May 2003 (BPM). No action, board resolution or shareholder resolution has been taken to amend these articles of association.

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2.5	The Company, either directly or indirectly, holds no legal or beneficial title to, nor has it agreed to acquire legal or beneficial title to, any class of shares, capital or other interest in any other company or corporation, other than the Subsidiaries.

2.6	The Subsidiaries, either directly or indirectly, hold no legal or beneficial title to, nor have they agreed to acquire legal or beneficial title to, any class of shares, capital or other interest in any other company or corporation.

2.7	The Company and the Subsidiaries have not given any power of attorney or proxy to any person that is currently in effect for any purpose whatsoever.

2.8	Neither the execution and the delivery of this Agreement by the Company, nor the consummation of the transactions contemplated by the Agreement will result in a breach of or constitute a default under:

(a)	any provision of the articles of association of the Company or any of the Subsidiaries; or

(b)	any agreement or other document by which any of the Company or the Subsidiaries is bound; or

(c)	any decree, order or rule of any court or governmental authority or agency which is binding on the Company or the Subsidiaries, or materially adversely affect the Business.

3.	Shares

3.1	The authorised share capital of the Company is equal to NLG 833,000 (eight hundred thirty-three thousand Dutch florins), divided into 8,330 (eight thousand three hundred thirty) ordinary shares, each with a nominal value of NLG 100 (one hundred Dutch florins). The Shares constitute the entire issued and paid-up share capital of the Company, being 8,330 (eight thousand three hundred thirty) ordinary shares.

3.2	Each Vendor has full power, right and authority to transfer its respective Shares to Hudson.

3.3	The Shares have been duly authorised, validly issued and are fully paid up. The Shares are free and clear of any Encumbrance.

3.4	The Vendors are the legal and beneficiary owners of the Shares.

3.5	The Company is the legal and beneficiary owner of the whole of the issued and outstanding share capital in each of the Subsidiaries.

3.6	There is no authorised option, warrant, right of pre-emption, right to acquire, right to redeem, convertible security or any other agreement under which the Company or any Vendor is or will become obligated to issue, assign, transfer or redeem any of the Shares or any other shares in the share capital of the Company, nor is there any commitment to give or create any of the foregoing.

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3.7	There is no authorised option, warrant, right of pre-emption, right to acquire, right to redeem, convertible security or any other agreement under which the Company or any Subsidiary is or will become obligated to issue, assign, transfer or redeem any shares in the share capital in any of the Subsidiaries, nor is there any commitment to give or create any of the foregoing.

3.8	There are no restrictions with respect to the transferability of the Shares except as imposed by the articles of association of the Company.

3.9	There are no outstanding depository receipts (certificaten) in respect of the Shares.

3.10	No resolution has been adopted and no action has been taken to distribute dividends, to repay capital or to make any other distribution of reserves or capital after 31 December 2004. The Company has not issued any profit sharing bonds. No party (including but not limited to Vendors) has any right to share in past, present or future income or profits, reserves or liquidation surpluses of the Company and/or any of the Subsidiaries.

4.	Accounts

4.1	The Accounts attached hereto as Annex 4.1 have been prepared in compliance with statutory requirements and generally accepted accounting principles and practices in the Netherlands, as consistently applied by the Company and the Subsidiaries.

4.2	The Accounts present a true, correct and complete view and fairly represent the assets, liabilities and financial position of the Company and the Subsidiaries as at the Accounts Date and the operating results of the Company and the Subsidiaries for the period related thereto.

4.3	The Accounts contain adequate provisions and accruals for all material liabilities and obligations of the Company and the Subsidiaries (including tax liabilities) as at the Accounts Date.

4.4	The Company and the Subsidiaries have complied with all statutory requirements concerning the publication and filing of their annual accounts.

4.5	The books of account, ledgers, financial and other records of whatsoever kind or nature (including the tax administration) of the Company and the Subsidiaries have been fully, properly and accurately maintained, are in the possession of the Company and the Subsidiaries, do not contain or reflect any inaccuracies or discrepancies, are duly entered in conformity with all applicable statutory requirements and accounting principles and contain true, full and accurate records of all matters dealt with or required by law to be dealt with therein.

4.6	The accounts receivables shown on the Accounts arose from valid sales of the Business and are collectible in the ordinary course of business under current practices. The reserve for bad debt reflected in the Accounts is adequate.

4.7	There are no liabilities of the Company or the Subsidiaries as per the Accounts Date other than disclosed in or provided for in the Accounts.

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5.	Conduct of Business since Accounts Date

5.1	Since the Accounts Date, the Business of the Company and the Subsidiaries has been conducted in the ordinary and normal course and in an orderly manner as regards its nature, extent and manner of conduct. No liabilities or debts have been incurred or assumed or payments made, other than in the ordinary and normal course of business of the Company and the Subsidiaries. There has been no interruption or alteration in the nature, scope or conduct of its Business.

5.2	Since the Accounts Date, the Company and the Subsidiaries have not:

(a)	voluntarily or involuntarily sold, transferred, abandoned, surrendered, subjected to an Encumbrance or otherwise disposed of any asset or property right (vermogensrechten), except in the ordinary course of business and consistent with past custom or practice;

(b)	changed any accounting principles, valuation standards, methods or practices utilised by either of them or changed any of their respective depreciation rates or amortisation policies or rates and/or significantly adjusted the quantities of any kind of inventory from levels maintained in the ordinary course of business, consistent with past practices;

(c)	accelerated or delayed the payment of debt from levels maintained in the ordinary course of business, consistent with past practices;

(d)	made a loan or advance to any Employee or other party;

(e)	incurred any debt, liability or obligation related to any breach of contract, breach of warranty, tort, injury caused to another, infringement, claim, lawsuit or violation of law which, individually or in the aggregate, (i) is material in amount with respect to the Business, prospects, results of operations, financial condition or Assets or (ii) would entitle any third party (with or without the giving of notice) to demand repayment of any material indebtedness of the Company or a Subsidiary prior to the normal maturity date;

(f)	increased the compensation payable to any Employee or agent of the Company or a Subsidiary;

(g)	given any commitment to any Employee regarding any change to his/her terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit, custom or any discretionary arrangement or practice except in the ordinary course of business and consistent with past practice;

(h)	waived any right of substantial value;

(i)	been notified by any of the customers, suppliers, distributors, lease and financing parties and all other important contract parties of the Company and the Subsidiaries to the effect that these parties shall terminate or materially reduce or threaten to cancel, terminate or materially reduce the scope of their (oral) contractual relationship with the Company and/or the Subsidiaries;

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(j)	entered into any commitment for capital expenditure, whether or not in the ordinary course of business, in excess of € 50,000 (fifty thousand euro) in the aggregate;

(k)	made any investments or divestments, whether or not in the ordinary course of business, in excess of € 50,000 (fifty thousand euro) in the aggregate; or

(l)	experienced a strike, work stoppage or other labor dispute or claims of wrongful discharge or other unlawful labor practice or action relating to or affecting the Business.

5.3	At the Closing Date, all accounts receivable held by Company and the Subsidiaries will have arisen from valid sales in the ordinary course of business, and will be owned by the Company and the Subsidiaries, free of any Encumbrances.

5.4	No investments are required over an amount of € 25,000 (twenty-five thousand euro) to comply with mandatory environmental regulations, health and safety regulations or customer demand. No investments are required to buildings or grounds in excess of € 25,000 (twenty five thousand euro) to comply with mandatory regulations.

6.	Assets

6.1	Annex 6.1 is a complete and accurate list of all tangible and movable assets (roerende zaken) owned by the Company or any Subsidiary (“Assets”). Neither the Company nor the Subsidiary owns any real property (onroerende zaak). The Assets are free and clear of any Encumbrance, including but not limited to any priority or pre-emptive right or any purchase or option agreement. The title to the Assets has only been retained by third parties to the extent that any reservation of title (eigendomsvoorbehoud) has been agreed upon between the Company or any of the Subsidiaries and the relevant supplier in the ordinary course of business. The Assets are in good repair and condition, in satisfactory working order and fit for the purpose for which they are currently used, normal wear and tear excepted.

6.2	Annex 6.2 is a complete and accurate list of all tangible movable and immovable assets (roerende en onroerende zaken) in use by the Company or any Subsidiary on any basis other than ownership (“Leased Assets”). The Company or the relevant Subsidiary, as the case may be, holds full title and authority to use such Leased Assets in the manner used as of the Closing Date pursuant to valid and binding agreements. All such Leased Assets are in good repair and condition, in satisfactory working order and fit for the purpose for which they are currently used, normal wear and tear excepted.

6.3	The computer and telecommunication facilities and the software used by the Company and Subsidiaries are adequate for their respective operational and business requirements. The Company and the Subsidiaries are not dependent on third parties for such facilities and software, other than on the basis of standard maintenance contracts with suppliers.

6.4	The Assets, together with the Leased Assets and IPR, comprise all of the assets necessary for the continuation of the Business as carried on at the Closing Date.

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7.	Customers

7.1	Annex 7.1 is a complete and accurate list of all customers of the Company and the Subsidiaries, identifying the customer, the contractual duration, applicable rates, contractors and annual turnover in 2004 (“Customers”). All terms and conditions under which the Company or a Subsidiary provides services to Customers are fully and accurately stated in written agreements, all of which agreements are in full force and effect.

7.2	Neither the Company nor any Subsidiary is in breach of any Customer agreement nor, to the best knowledge of Vendors, is any Customer in breach of such agreement.

7.3	None of the top 10 (ten) Customers as identified in Annex 7.1 has expressed any intent to terminate or modify, in whole or in part, any of their respective Customer agreements with the Company or a Subsidiary nor, to the best knowledge of Vendors, is there any reason to expect such termination or modification, whether or not in light of the transactions contemplated by the Agreement..

7.4	There are no written or oral agreements or arrangements restricting the freedom of any of the Company or the Subsidiaries from carrying on their Business in the manner they deem fit.

8.	Freelancers

8.1	Annex 8.1 is a complete and accurate list of all persons and entities that provide services to the Company or any Subsidiary pursuant to a contracting agreement (overeenkomst van opdracht), identifying the person or entity, the contractual duration, applicable rates and annual turnover in 2004 (“Freelancers”). All terms and conditions under which a Freelancer provides services to the Company or a Subsidiary are fully and accurately stated in written agreements, all of which agreements are in full force and effect.

8.2	Neither the Company nor any Subsidiary is in breach of any Freelancer agreement nor, to the best knowledge of Vendors, is any Freelancer in breach of such agreement.

8.3	Each of the top 10 (ten) Freelancers as identified in Annex 8.1 is seconded to a customer of the Company or one of the Subsidiaries. None of these top 10 Freelancers has expressed any intent to terminate or modify, in whole or in part, any of their respective Freelancer agreements with the Company or a Subsidiary nor, to the best knowledge of Vendors, is there any reason to expect such termination or modification.

8.4	All Freelancers have and have at all times had a valid declaration of working relationship (Verklaring Arbeidsrelatie) and the Company and the Subsidiaries have at all times complied with the administrative procedures applicable to engaging freelancers.

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9.	Other agreements

9.1	Annex 9.1 is a complete and accurate list of all agreements to which the Company or any Subsidiary is a party with (i) a nominal annual contract value in excess of € 10,000 (ten thousand euro), (ii) a duration of longer than 1 (one) year or (iii) a prior cancellation notice period of longer than 6 (six) months, including without limitation the agreements for the use of office space in Amsterdam and Rotterdam (“Material Contracts”). All terms and conditions governing such Material Contracts are fully and accurately stated in written agreements, all of which agreements are in full force and effect.

9.2	Neither the Company nor any Subsidiary is in breach of any Material Contract nor, to the best knowledge of Vendors, is any party thereto in breach of such agreement.

9.3	The landlord of the office space in Amsterdam and Rotterdam has expressed no intent to terminate or modify, in whole or in part, their respective Material Contracts with the Company or a Subsidiary nor, to the best knowledge of Vendors, is there any reason to expect such termination or modification.

9.4	The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby does not and will not cause any existing legal relationship with any of the Company or the Subsidiaries to be modified, amended or terminated or give any party the right to vary or terminate any such relationship and will not affect any right, claim or obligation of any of the Company or the Subsidiaries, including the terms and conditions on pricing in such agreements.

9.5	The Company and the Subsidiaries are not a party to:

(a)	Any partnership, joint venture, consortium or association or other verbal or written arrangement to that effect;

(b)	Any contract which was entered into otherwise than in the ordinary course of business; or

(c)	Any agreement with a related party not on an arm’s length basis.

10.	Intellectual property rights

10.1	The Company is the sole and exclusive owner of the registered trademarks and domain name identified in Annex 10.1(a). The Company and the Subsidiaries do business solely under their respective statutory names or the trade names stated in Annex 10.1(b). The trademarks and domain name, as meant in Annex 10.1(a) and the trade names as meant in Annex 10.1(b) constitute the commercial branding for the Business (collectively, the “IPR”).

10.2	The IPR are free and clear from any Encumbrances, liens and claims. The IPR are not licensed to third parties, nor have third parties been granted the right to otherwise use or exploit the IPR. The Company and the Subsidiaries have taken appropriate measures to protect the IPR.

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10.3	Neither the Company nor any Subsidiary infringes any third party industrial or intellectual property right or know-how.

10.4	The Company and each of the Subsidiaries are authorized to use the Matchpoint and Balpoint software programs pursuant to a valid and existing license agreement. All terms and conditions governing such right of use are fully and accurately stated in said agreement. Neither the Company nor any Subsidiary is in breach of such agreement nor, to the best knowledge of Vendors, is the licensor in breach thereof. The licensor has not expressed any intent to terminate or modify, in whole or in part, said agreement nor, to the best knowledge of Vendors, is there any reason to expect such termination or modification.

10.5	The Company and each of the Subsidiaries are authorized to use the EV-POP software program pursuant to a valid and existing license agreement. All terms and conditions governing such right of use are fully and accurately stated in said agreement. Neither the Company nor any Subsidiary is in breach of such agreement nor, to the best knowledge of Vendors, is the licensor in breach thereof. The licensor has not expressed any intent to terminate or modify, in whole or in part, said agreement nor, to the best knowledge of Vendors, is there any reason to expect such termination or modification.

10.6	The IPR and the licenses as meant in Sections 10.4 and 10.5 together comprise all the intellectual property rights necessary for the continuation of the Business as conducted on the Closing Date.

11.	Employment

11.1	The management boards of the Company and its Subsidiaries and the supervisory boards of the Company are shown in Annex 11.1. The Subsidiaries have not installed supervisory boards.

11.2	Except for the members of the respective management boards, there are no persons holding power of attorney or who are authorised to dispose of any funds of the Company or the Subsidiaries or to commit the Company or the Subsidiaries in any other way.

11.3	Annex 11.3 contains a full, correct and complete list of the names of all persons employed by the Company and the Subsidiaries as of the Closing Date, including without limitation, any part-time and on-call Employees, divided into the Permanent Salaried Contractors in Part I, the Temporary Salaried Contractors in Part II and the Back Office Employees in Part III, together with an overview of the name, position, date of employment and principal primary and secondary remunerations (such as fringe benefits, profit sharing arrangements, stock option plans, bonuses and pensions, if any) due to each Employee.

11.4	The Company and the Subsidiaries do not employ any persons other than the Employees.

11.5	There is no collective bargaining agreement (collectieve arbeidsovereenkomst) applicable. There is no works council (ondernemingsraad) in place with any of the Company or the Subsidiaries. There are no agreements with trade unions.

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11.6	No other financial commitments have been made by the Company or the Subsidiaries to any current or former Employee, other than those commitments described in Annex 11.3.

11.7	No Employee is sick and/or disabled (arbeidsongeschikt’) according to the Wet Arbeidsongeschiktheid (WAO), other than described in Annex 11.7. The Company and the Subsidiaries have fully complied with the statutory obligation to reintegrate any (formerly) disabled employee(s).

11.8	During the preceding two (2) years, the Company and the Subsidiaries have not engaged in any involuntary dismissal (gedwongen ontslag) or reorganisation procedure, other than set out in Annex 11.8. As of the Closing Date, the Company and the Subsidiaries have not filed and Vendors do not expect them to file any request with (i) the Centrale Organisatie Werk en Inkomen to obtain a permit for the dismissal of one or more Employees or (ii) the Cantonal Court for the dissolution of any employment agreement with an Employee. None of the Employees has threatened to terminate or dissolve their employment agreement with the Company or the Subsidiaries, whether or not in light of the transactions contemplated by the Agreement. All severance payments or obligations due to former employees have been paid and performed in full.

11.9	The Company and the Subsidiaries are not a party to any litigation or dispute regarding the dismissal (including kennelijk onredelijk ontslag) or breach by the Company or the Subsidiaries of their obligations under the employment agreement with any Employee or by law, nor is any such litigation threatened, except as disclosed in Annex 11.9.

11.10	The Company and the Subsidiaries are in full compliance with all applicable laws and regulations relating to minimum wages, working times, equal opportunity, labour conditions, health and safety, co-governance, including but not limited to the Flex Act (Wet Flexibiliteit en Zekerheid) with respect to (temporary) Employees. With respect to the applicable health and safety regulations, the Company and the Subsidiaries have never received any notices from any governmental authority or complaints from any Employee, nor is there the need to make any investments over € 10,000 (ten thousand euros) to comply with the ARBO regulations.

12.	Pension

12.1	Annex 12.1 contains an accurate list of all (collective and individual) pension benefit or pension benefit related plans, including transitional schemes (hereafter together to be referred to as “Pension”) in force at the Company and at the Subsidiaries on Closing Date. None of the Employees and/or former employees of the Company and the Subsidiaries is entitled to any other pension benefits as under the Pension.

12.2	Annex 12.2 is a complete and accurate list of all participants to the Pension. No other persons than the Employees mentioned in these lists and their (former) partners are entitled to any pension benefit from the Company or the Subsidiaries. The accrued rights of the (former) partners are fully funded. The death risks and disability risks are fully covered by insurance.

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12.3	All pension premiums due to any pension fund and/or insurance company up to the Closing Date have been paid in time, or have been provided for, including all premiums due in relation to transitional schemes.

12.4	In the cases the Company or a Subsidiary is allowed to pass (a part of) a premium in relation to pension on to the Employees, the Company actually passes the premium on to the Employees conform the applicable regulation.

12.5	The Pension is in accordance with the principle of equal treatment of men and women, both with regard to pension benefits, pension date and pension system and with regard to the participation of part time workers.

12.6	The Pension is in accordance with the principle that employees who entered an employment agreement for a fixed period or a flexible employment agreement (a “work at request” agreement) are treated equally to employees who entered an employment agreement for an unlimited period, both with regard to pension benefits, pension date and pension system and with regard to the participation of part time workers. If and to the extent that these employees in fact are treated unequally, this occurs at the basis of an objective ground for justification.

12.7	The Pension does not contain as far as it concerns pension benefits accrued as from 1 May 2004 any wait that leads to unjustified age discrimination.

12.8	The Pension does not contain as far as it concerns pension benefits accrued as from 1 May 2004 any distinction with regard to employee’s contributions of participants of different age that leads to unjustified age discrimination.

12.9	The Pension does not offer as far as it concerns pension benefits accrued as from 1 May 2004 age related differences in benefits to participants of different age that lead to unjustified age discrimination.

12.10	The Pension does not offer as far as it concerns pension benefits accrued as from 1 January 2005 sex related employee contributions and/or benefits that lead to unjustified distinctions between male and female participants.

12.11	The Pension is in accordance with the principle that at least as from 1 January 2002 with regard to pension entitlements to be accrued as from that date the option is offered to swap widow or widowers pension or partner pension into old age pension at the pension date on such actuarial conditions that the old age pension for men and women under comparable circumstances will be equal.

12.12	The indexation is in accordance with the rules that as from 1 January 1992 sleepers are treated equally to pensioners.

12.13	The Pension and the former pension schemes of the Company and its Subsidiaries are in accordance with all other legislation, especially tax law.

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12.14	There are no pending procedures and no third party threatening with a procedure for the (national) courts, arbitration, the Commission for Equal Treatment of men and women (de Commissie Gelijke Behandeling voor mannen en vrouwen) and/or an ombudsman.

13.	Taxation

13.1	The Company and the Subsidiaries have duly and timely paid all Taxes due, or, to the extent that any Taxes are due but not yet paid, adequate provisions have been made in the Accounts or in the annual accounts of the Subsidiaries.

13.2	The Company and the Subsidiaries have duly and timely filed all Tax returns and all other documents that are required to have been filed in accordance with applicable laws and regulations.

13.3	The Company and the Subsidiaries have duly withheld and paid all Taxes that they are required to withhold and pay in connection with amounts paid or owing to any Employee, former employee, independent contractor, creditor, shareholder or other third party.

13.4	The transfers of business to and upon the incorporation of BJM and BPM have no negative corporate income Tax implications for the Company or any of the Subsidiaries.

13.5	There is no outstanding material dispute or disagreement (not including routine audit or queries relating to Tax returns) between the Company or the Subsidiaries, on the one part, and any Tax authority of the Netherlands, on the other part, in respect of any Tax matter.

13.6	With respect to the assessment or payment of Taxes, no special agreements, rulings or compromises have been entered into by the Company or the Subsidiaries with the Tax authorities, except for an agreement dated 14 June 2002 with the Tax authorities regarding VAT and an agreement dated 7 September 2001 with the Tax authorities regarding the treatment of wage tax issues and social security issues with respect to Freelancers and any former freelancers (“Tax Agreement”). The Company is not subject to a special regime in respect of the payment of Taxes.

13.7	The Tax Agreement applies to all Freelancers and former freelancers that have provided services to the Company and/or the Subsidiaries on the basis of a contracting agreement (overeenkomst van opdracht).

13.8	The Company and the Subsidiaries are not liable for Taxes imposed on or due by any third party (including without limitation any subcontractor), except to the extent that full provision has been made in the Accounts.

14.	Permits and compliance

14.1	No permit, license or any form of governmental approval whatsoever is required to conduct the Business.

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14.2	The Company and the Subsidiaries conduct and have at all times conducted the Business in accordance with all applicable laws and regulations.

14.3	The Company and the Subsidiaries do not conduct any part of the Business outside the jurisdiction of the Netherlands.

14.4	The Company and the Subsidiaries are not (and have not been) a party to any arrangement, agreement, concerted practice or course of conduct which contravenes or infringes Articles 81 or 82 of the EU Treaty or EU Regulation no. 4064/89 as amended on the control of concentrations of undertakings or any other antitrust, competition, restrictive trade practice, or consumer protection or similar legislation, including without limitation the Act on Economic Competition (Wet Economische Mededinging) or the Dutch Competition Act (Mededingingswet), or any other act in any jurisdiction in which Company or any of the Subsidiaries carry on business or have assets or sales. Neither the Company nor the Subsidiaries has received notice of any past or pending investigation or proceeding in respect hereof.

15.	Litigation

15.1	Neither the Company nor the Subsidiaries are party to any dispute or civil, financial, administrative, penal or disciplinary proceedings (including arbitration and binding advice proceedings). No court order is applicable to the Company or any Subsidiary other than the judgements identified in Annex 15.1.

15.2	Neither the Company nor any Subsidiary is the subject of any investigation by any governmental, administrative or regulatory body of the Netherlands or of the European Commission, nor have any of them received any order from any such body. There are no circumstances which could give rise to any such disputes, proceedings and/or investigations.

16.	Insurance

16.1	The Company and the Subsidiaries have taken out sufficient insurance against all risks and liabilities which should reasonably be insured against in the ordinary course of business of the Company and the Subsidiaries. All insurance premiums have been paid fully and in a timely manner.

16.2	No notice of cancellation has been received in respect of any insurance policy, all of which are in full force and effect as of the Closing Date, no claim is outstanding under any such policies and there is nothing that could give rise to a claim under any such policies or which would cause any of them to be or become void or voidable, including but not limited to the transactions contemplated by the Agreement.

16.3	During the period of three years prior to the Closing Date, no insurance claim filed by the Company or any of the Subsidiaries was denied by the relevant insurance company.

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17.	Miscellaneous

17.1	Each document presented and all information disclosed by Vendors to Hudson or to Hudson’s advisors in the course of the due diligence process does not contain any untrue or any inaccurate statement of any material fact necessary to make the statements therein, and are not misleading in any material way. Any opinions and beliefs expressed in these documents are truly and honestly held, are made after due and reasonable inquiry and consideration of all major circumstances, are based on reasonable assumptions.

17.2	The Vendors have provided all information concerning the Business which may be relevant for a potential purchaser and they warrant that they have raised with Hudson the specific issues which could be deemed to be considered relevant in connection with the acquisition of the Shares as described in the Agreement and with the representations and warranties contemplated hereby.

17.3	The sale and transfer of the Shares by Vendors to Hudson will not result in a breach of Vendors of any clause in the Agreement and the Warranties.

17.4	In connection with the Business there is no obligation to any third party to refrain from competing with any third party or from engaging in any other activity.

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SCHEDULE 7.1

Hudson Warranties

(a)	Hudson is duly organized and validly existing as a corporation under the laws of the Netherlands with all requisite corporate power to enter into the Agreement and all related documents.

(b)	The Agreement and all related documents have been duly and validly executed and delivered by or on behalf of Hudson and constitute binding obligations of, and are enforceable against, Hudson in accordance with their terms;

(c)	The execution by Hudson of the Agreement and all related documents does not violate any provision of its organizational documents or any material agreements to which it is a party.

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SCHEDULE 7.2

HHGI Warranties

(a)	HHGI is duly organized and validly existing as a corporation under the laws of the state of Delaware, U.S.A. with all requisite corporate power to enter into the Agreement and all related documents.

(b)	The Agreement and all related documents have been duly and validly executed and delivered by or on behalf of HHGI and constitute binding obligations of, and are enforceable against, HHGI in accordance with their terms;

(c)	The execution by HHGI of the Agreement and all related documents does not violate any provision of its certificate of incorporation or bylaws or, subject to obtaining the consent referred to in Section 4.1(d) of the Agreement, any material agreements to which it is a party.

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